ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number 20130473532-30
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/18/2013 3:27 PM
	Entity Number C8489-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

Eco Ventures Group, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

750,000,000 Common $0.001 par value
100,000,000 Preferred $0.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000,000 Common $0.001 par value and 6,666,667 Preferred $0.001 par value

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1 share for every 15 held

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

rounded to the nearest whole share

7. Effective date and time of filing: (optional) Date: 10 days following notification of FINRA but not later than 90 days from filing Time:

8. Signature: (required)

X [signature]

Signature of Officer

Title CEO

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.